EXHIBIT 10.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

between

SPECTRUM PHARMACEUTICALS, INC.

and

PAR PHARMACEUTICAL, INC.

dated as of May 6, 2008

EXECUTION COPY

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), is hereby entered into as of May 6, 2008 (the “Execution Date”), by and between Spectrum Pharmaceuticals, Inc., a Delaware corporation, with offices located at 157 Technology Drive, Irvine, California 92618 (the “Spectrum”), and Par Pharmaceutical, Inc., a Delaware corporation having its office at 300 Tice Boulevard, 3rd Floor, Woodcliff Lake, NJ 07677 (the “Par”).  Spectrum and Par may each be referred to herein individually as a “Party” and collectively as the “Parties.”

W  I  T  N  E  S  S  E  T  H:

WHEREAS, the Parties have previously entered into a certain Development and Marketing Agreement dated February 22, 2006 (as amended on November 10, 2006 and as further defined below, the “Original Agreement”) related to certain generic products including products containing sumatriptan as the active ingredient (as further defined below, the “Products”);

WHEREAS, the Parties settled a litigation related to the Products with Glaxo Group Limited (“GSK”) pursuant to which Spectrum entered into an Agreement with GSK dated November 10, 2006 (as further defined below, the “GSK Settlement Agreement”) and Par entered into a Supply and Distribution Agreement with GSK dated November 10, 2006 (as further defined below, the “GSK Supply and Distribution Agreement”, and collectively with the GSK Settlement Agreement, the “GSK Agreements”); and

WHEREAS, Spectrum currently owns or possesses certain assets and rights related to the Products and the GSK Agreements, and otherwise related to the drug substance sumatriptan and wishes to sell those assets and rights to Par, and Par desires to so acquire those assets and rights; and Spectrum desires to transfer and assign to Par, and Par desires to assume, certain obligations, relating to such assets and rights; all upon the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and of the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1
DEFINITIONS

Whenever used in this Agreement, unless otherwise clearly indicated by the context, the terms defined below shall have the indicated meanings.  Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

1.1.

“Affiliate” shall mean with respect to a Party, a Person that controls, is controlled by or is under common control with a Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct the management and policies of such Person, whether by the ownership of fifty percent (50%) or more of the voting stock of such Person (it being understood that the

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direct or indirect ownership of a lesser percentage of such stock shall not necessarily preclude the existence of control), or by contract or otherwise.

1.2.

“Aggrieved Party” shall have the meaning set forth in Section 6.2(a).

1.3.

“Agreement” shall have the meaning set forth in the Preamble.

1.4.

“Applicable Laws” shall mean all laws, statutes, regulations, ordinances or the like of any Governmental Authority having jurisdiction over the Purchased Assets or the Products or a Party in connection with its obligations under this Agreement.

1.5.

“Assumed Contracts” shall mean the contracts and agreements set forth on Schedule 1.5.  Such contracts that do not relate exclusively to Assets are so indicated on Schedule 1.5.

1.6.

“Assumed Liabilities” shall mean the obligations of Spectrum or their Affiliates, as applicable, under the Assumed Contracts and the Product Regulatory Files and all liabilities associated with Purchased Assets that arise on or after the Closing Date, provided, however, that “Assumed Liabilities” shall not include any Excluded Liabilities.  Assumed Liabilities shall specifically include any and all liabilities arising out of (i) breach by Par and/or its Affiliates of any GSK Agreements prior to the Closing Date, and/or (ii) the gross negligence or willful misconduct of Par and/or its Affiliates related to the Purchased Assets prior to the Closing Date.

1.7.

“Books and Records” shall mean all material books and records of Spectrum and its Affiliates necessary to Manufacture, test, use or sell the Products and/or Drug Substance.

1.8.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City, New York are authorized or obligated by law or executive order to not open or remain closed.

1.9.

“cGMP Rules” shall mean the quality systems and current good manufacturing practices set forth in 21 C.F.R. (Parts 210 and 211 and Parts 600 and 610 (as applicable)), and applicable FDA rules and regulations, promulgated thereunder.

1.10.

“Claim” shall have the meaning set forth in Section 6.2(a).

1.11.

“Closing Date” shall mean May 6, 2008.

1.12.

“Confidential Information” means with respect to a Party (as the “Disclosing Party”), all non-public information of any kind whatsoever (including without limitation, data, materials, compilations, formulae, models, patent disclosures, procedures, processes, projections, protocols, results of experimentation and testing, specifications, strategies, techniques and all non-public intellectual property and know-how), and all tangible and intangible embodiments thereof of any kind whatsoever (including without limitation, materials, samples, apparatus, compositions, documents, drawings, machinery, patent applications, records and reports), which are disclosed by the Disclosing Party to the other Party (as the “Receiving Party”) including any and all copies, replication or embodiments thereof.  The Confidential Information of Par shall also include all non-public information associated with the Purchased Assets as acquired by Par

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pursuant to this Agreement.  Notwithstanding the foregoing, Confidential Information of a Disclosing Party shall not include information which the Receiving Party can establish by competent proof (a) to have been publicly known prior to disclosure of such information by the Disclosing Party to the Receiving Party, (b) to have become publicly known, without fault on the part of the Receiving Party, subsequent to disclosure of such information by the Disclosing Party to the Receiving Party, (c) to have been received by the Receiving Party free of an obligation of confidentiality from a source rightfully having possession of and the right to disclose such information free of an obligation of confidentiality, (d) to have been otherwise known by the Receiving Party free of an obligation of confidentiality prior to disclosure of such information by the Disclosing Party to the Receiving Party, or (e) to have been independently developed by employees or agents of the Receiving Party without the use of Confidential Information of the Disclosing Party.   The terms, conditions and provisions of this Agreement shall be the Confidential Information of both Parties.

1.13.

“Drug Substance” shall mean sumatriptan in all forms including all salts thereof.

1.14.

“Encumbrances” shall mean all encumbrances of any kind, including security interests, liens, pledges, claims, charges, equitable interests, hypothecations, mortgages, options, licenses, assignments, powers of sale, retentions of title, rights of pre-emption, rights of first refusal, restrictions on transferability, or defects of title.

1.15.

“Excluded Liabilities” shall mean all liabilities or obligations of Spectrum that are not specifically assumed by Par pursuant to this Agreement, and Excluded Liabilities shall specifically include any and all liabilities arising out of (i) breach by Spectrum or its Affiliates of any Assumed Contracts (including the breach by Spectrum of its obligations under the GSK Settlement Agreement before and after the Closing Date, whether or not the GSK Settlement Agreement is assigned to Par in accordance with Section 2.6), (ii) any financial obligations under the SL Pharma Agreement as set forth therein on the Closing Date which are due or become due in the future and/or (iii) the gross negligence or willful misconduct of Spectrum or its Affiliates.

1.16.

“FDA” shall mean the United States Food and Drug Administration, and any successor agency thereto.

1.17.

“FDA Letter” shall mean the letter attached hereto as Exhibit B duly executed by an authorized officer of Spectrum notifying the FDA of the transfer of the Product Regulatory Files to Par.

1.18.

“General Assignment and Bill of Sale” shall mean the General Assignment and Bill of Sale attached hereto as Exhibit A.

1.19.

“Governmental Authority” or “Governmental Authorities” shall mean any national, foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority, or its equivalent, including the FDA.

1.20.

“GSK Agreements” shall have the meaning set forth in the Recitals.

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1.21.

“GSK Settlement Agreement” shall mean the Agreement between Glaxo Group Limited and Spectrum, dated November 10, 2006, including as may be amended from time to time.

1.22.

“GSK Supply Agreement” shall mean the Supply and Distribution Agreement between Glaxo Group Limited and Glaxo Wellcome Manufacturing PTE Limited on the one hand and Par on the other, dated November 10, 2006, including as may be amended from time to time.

1.23.

“Indemnifying Party” shall have the meaning set forth in Section 6.2(a).

1.24.

“Intellectual Property” means all (a) Patents, (b) copyrightable works, copyrights in works of authorship of any type, including computer software and industrial designs, registrations and applications for registration thereof, (c) trade secrets, Know-How and other material confidential or proprietary technical, business and other information necessary to Manufacture, test, use or sell the Product, and all rights in any jurisdiction to limit the use or disclosure thereof, (d) any and all rights of application regarding any of the foregoing including with respect to extensions and the like, and (e) rights to sue and recover damages or obtain injunctive relief for past and future infringement, dilution, misappropriation, violation or breach thereof.

1.25.

“Inventory” shall mean the quantities and dosage forms of the Products listed on Schedule 1.25.

1.26.

“Know-How” shall mean any and all product specifications (including the Specifications), processes, product designs, manufacturing information, engineering and other manuals and drawings, standard operating procedures, flow diagrams, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality assurance, quality control and clinical data, technical information, data, research records, supplier lists and similar data and information.

1.27.

“Losses” shall mean any liability, loss, judgment, assessment paid or payable to a third party in connection with a Claim and reasonable related costs and expenses, including reasonable attorneys’ fees and costs of defending against lawsuits, complaints, actions or other litigation; provided, however, that payments in settlement of a Claim shall only be included to the extent approval of the settlement was provided in accordance with Section 6 of this Agreement.

1.28.

“Manufacture/Manufacturing/Manufactured” shall mean all operations in the acquisition of materials for, and the production, packaging, labeling and quality control and release testing or other analysis of Product and the associate ingredients and components.

1.29.

“Original Agreement” shall mean the Development and Marketing Agreement dated February 22, 2006 (as amended on November 10, 2006, the “Original Agreement”) between Par and Spectrum related to products containing sumatriptan as the active ingredient.

1.30.

“Party” or “Parties” shall have the meaning set forth in the Preamble.

1.31.

“Patents” means all patents, patent applications including provisional applications and statutory invention registrations, including reissues, divisions, continuations, continuations-in-part, and reexaminations, all inventions disclosed therein, all rights therein provided by international treaties and conventions, together with all applicable foreign counterpart patents and patent applications, and all rights to obtain patents and registrations thereto, as well as any extensions, supplementary protection certificates or the like applicable to any and all of the foregoing.

1.32.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

1.33.

“Product” shall mean individually and collectively, the dosage forms, strengths and package forms containing the Drug Substance owned or controlled by Spectrum and/or its Affiliates as of the Closing Date, including as set forth on Schedule 1.33.

1.34.

 “Product Intellectual Property” shall mean all Intellectual Property owned or controlled by Spectrum and/or its Affiliates as of the Closing Date that relates to the Products or Drug Substance and the Manufacture, testing, use or sale thereof, including as set forth on Schedule 1.34.

1.35.

“Product Regulatory Files” means all Regulatory Files, as applicable, owned or controlled by Spectrum and/or its Affiliates as of the Closing Date related to Products or Drug Substance and the Manufacture, testing, use or sale thereof, including as set forth on Schedule 1.35.

1.36.

“Purchase Price” shall have the meaning set forth in Section 2.1(b).

1.37.

“Purchased Assets” shall have the meaning set forth in Section 2.1(a).

1.38.

“Regulatory Files” shall mean:

(a)

means the technical, medical and scientific licenses, permits, waivers, exemptions, registrations, authorizations and approvals (including applications therefore, supplements and amendments, pre- and post- approvals, pricing and third party reimbursement approvals, and labeling approvals) of any Governmental Authority necessary for the development (including the conduct of clinical trials), manufacture, distribution, marketing, promotion, offer for sale, use, import, export or sale of a drug product or a drug substance.

(b)

all technical, scientific, chemical, biological, pharmacological, and toxicological data as well as all clinical and preclinical reports (together with clinical data sets associated with such reports), and all validation documents and data.

(c)

all correspondence to or from Governmental Authorities.

1.39.

“SL Pharma Agreement” shall mean the Master Services Agreement between Spectrum and SL Pharma Labs, Inc. dated July 31, 2007 as it relates to the Products or Drug Substance and the associated Project Proposals numbered P-06-031, P-07-010 and P-05-SP-01, and Purchase Orders numbered 10868, 9758 and 9758-A.

1.40.

“Spectrum’s Deliverables” shall have the meaning set forth in Section 2.4.

1.41.

“Specifications” shall mean, collectively, as applicable, (i) all material applicable formulae, production and packaging specifications with respect to the Products and (ii) all material applicable quality control specifications with respect to the Products.

1.42.

 “Transaction Agreements” shall mean this Agreement and the General Assignment and Bill of Sale, and each individually a “Transaction Agreement.”

1.43.

“United States/U.S.” shall mean the United States of America, its territories, possessions, protectorates and the Commonwealth of Puerto Rico and any installation, territory, location or jurisdiction under the purview of the FDA or control of the United States government.

ARTICLE 2
PURCHASE AND SALE; ALLOCATION

2.1.

Purchase and Sale.

(a)

On the Closing Date, and subject to payment of the Purchase Price by Par, Spectrum will, and will cause its Affiliates to, sell, assign, convey, license, transfer and deliver to Par, and Par will purchase and accept from Spectrum and its Affiliates, sole and exclusive (even as to Spectrum and its Affiliates) right, title and interest in and to all of the following assets (collectively, the “Purchased Assets”) free and clear of all Encumbrances:

(i)

all Product Intellectual Property;

(ii)

all Product Regulatory Files;

(iii)

the Assumed Contracts, provided, however, that, with respect to any such contract or agreement which relates to the Purchased Assets and one or more other products of Spectrum or their Affiliates, such contract or agreement shall only be assigned to, and assumed by, Par or its designees in part and solely to the extent it relates to the Products; and

(iv)

all Inventory.

For purposes of clarity, the Purchased Assets shall not include such confidential and proprietary manufacturing information for the Drug Substance provided to the FDA by the manufacturer of the Drug Substance that is owned and controlled by the third party Drug Substance supplier.

(b)

On the Closing Date, and subject to the terms and conditions set forth herein, in consideration of the sale, assignment, conveyance, transfer and delivery of the Purchased Assets, Par shall make a non-refundable, non-creditable payment to Spectrum, in the manner described in Section 2.3, an aggregate purchase price of Twenty Million Dollars ($20,000,000) (the “Purchase Price”).

2.2.

Assumption of Assumed Liabilities. With respect to the purchase and sale of the Purchased Assets, in addition to payment of the Purchase Price, Par shall assume the Assumed Liabilities on the Closing Date, and subsequently, in due course in accordance with the terms applicable thereto, pay, honor and discharge the Assumed Liabilities including the financial and related obligations to GSK under the GSK Settlement Agreement.  Par assumes no Excluded Liabilities, and the Parties hereto agree that all such Excluded Liabilities shall remain the sole responsibility of Spectrum.

2.3.

Deliveries by Par.  On the Closing Date, Par shall deliver, or cause to be delivered, to Spectrum cash in the aggregate amount of the Purchase Price, payable by wire transfer in immediately available funds to Spectrum’s U.S. bank account in U.S. dollars in accordance with the following instructions:

2.4.

Deliveries by Spectrum.  On or before the Closing Date, Spectrum shall deliver to Par the following (collectively, the “Spectrum Deliverables”):

(a)

copies of the Product Regulatory Files;

(b)

copies of the Assumed Contracts;

(c)

the FDA Letter (which will be mailed to the FDA as well);

(d)

a duly executed General Assignment and Bill of Sale; and

(e)

all Inventory; provided that such inventory that is not delivered on or before the Closing Date shall be delivered to Par as soon as reasonably practicable.

2.5.

GSK Supply Agreement.  Spectrum hereby forever disclaims, disowns, resigns and surrenders any rights and interest it has in and under the GSK Supply Agreement.

2.6.

GSK Settlement Agreement.   The Parties shall use commercially reasonable efforts to obtain GSK’s consent for Spectrum to assign the GSK Settlement Agreement to Par (the “Consent”).  Upon the receipt of the Consent the GSK Settlement Agreement shall be deemed an Assumed Contract.  Until receipt of the Consent or if GSK does not grant the Consent, the GSK Settlement Agreement shall not be considered an Assumed Contract and shall not be assigned to Par under this Agreement.  The Parties hereby agree and acknowledge that Par is the current and only Spectrum Assignee as set forth in Section 9(b)(iii) of the GSK Settlement Agreement and Spectrum hereby covenants not to take any action which would remove or forfeit such designation with respect to Par (or to confer such designation on another party) and Par hereby agrees as a Spectrum Assignee (under the terms of the GSK Settlement Agreement) to be bound by the terms of the GSK Settlement Agreement.  In addition to the Parties’ other obligations with the respect to the GSK Settlement Agreement set forth herein, Spectrum agrees to (a) not breach the GSK Settlement Agreement, (b) promptly provide Par with notice and a copy of any communication with GSK regarding the GSK Settlement Agreement and (c) promptly cooperate with Par to the extent necessary to meet all of Spectrum’s and Par’s (as a Spectrum Assignee under the GSK Settlement Agreement) obligations under the GSK Settlement Agreement and afford Par the benefit of any of Spectrum’s rights under the GSK Settlement Agreement, at Par’s reasonable request and direction.  Par hereby agrees to (as between Par and Spectrum) be responsible for and indemnify Spectrum for any obligations of Spectrum under Section 9(d) or 9(e) of the GSK Settlement Agreement and any actions or inactions of Par as a Spectrum Assignee under the GSK Settlement Agreement.

2.7.

Original Agreement. The Parties hereby mutually agree that the Original Agreement is terminated in its entirety, and further each Party hereby forever disclaims, disowns, resigns and surrenders any rights and interest it has in and under the Original Agreement including any and all rights or interests it may have or otherwise had following any expiration or termination of the Original Agreement.

2.8.

Non-Compete.  Spectrum hereby covenants and agrees that neither it nor its Affiliates shall, directly, or indirectly, in the United States, for a period of five (5) years from the Execution Date, make, have made, use, develop, import/export, register, file, promote, market, Manufacture, distribute, offer to sell, sell or otherwise commercialize any of the Products or any pharmaceutical product containing the Drug Substance or assist any third party in the forgoing.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SPECTRUM

Spectrum, on behalf of itself and its Affiliates, hereby represents and warrants to Par that as of the Execution Date and as of the Closing Date:

3.1.

Organization, Good Standing, Power, etc.  Spectrum is duly organized, validly existing and in good standing under the laws of the State of Delaware.  Spectrum has the requisite organizational power and authority to execute and deliver this Agreement, the other Transaction Agreements and Spectrum’s Deliverables, and to consummate the transactions contemplated hereby and thereby, as applicable.  The execution and delivery of this Agreement by Spectrum, the execution and delivery by Spectrum of the other Transaction Agreements and Spectrum’s Deliverables, as applicable, and the consummation by Spectrum of the transactions contemplated hereby and thereby, as applicable, have been duly authorized by all necessary organizational action on the part of Spectrum and no other or further organizational actions will be necessary for the execution and delivery of such agreements, as applicable, by Spectrum, the performance by Spectrum of its obligations hereunder and thereunder, as applicable,  and the consummation by Spectrum of the transactions contemplated hereby or thereby, as applicable. Each Transaction Agreement, at the time such agreement is delivered, will have been duly executed and delivered by Spectrum and constitutes legal, valid and binding obligations of Spectrum, enforceable against Spectrum in accordance with its terms.

3.2.

No Conflict.  The execution, delivery and performance by Spectrum of this Agreement, the other Transaction Agreements and Spectrum’s Deliverables, and the consummation by Spectrum of the transactions contemplated hereby and thereby will not require any material notice to, material filing with, or the material consent (except for the Consent in the event the GSK Settlement Agreement is assigned to Par in accordance with Section 2.6), approval or authorization of, any Person or Governmental Authority, except for the transfer of the Product Regulatory Files, as provided for in the FDA Letter.  The execution, delivery and performance of this Agreement the other Transaction Agreements and Spectrum’s Deliverables and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with or result in a breach of any of the provisions of the organizational documents of Spectrum or (ii) contravene in any material respect any Applicable Law.  Neither the execution, delivery and performance by Spectrum of this Agreement, the other Transaction Agreements or Spectrum’s Deliverables nor the consummation of the transactions contemplated hereby or thereby by Spectrum will result in a material breach or result in the acceleration or termination of, or the creation in any third party of the right to accelerate, terminate, modify or cancel, any Assumed Contract.

3.3.

Assets.

(a)

Schedule 1.33 sets forth a true and complete list and/or description of all products containing the Drug Substance which Spectrum and/or its Affiliates have developed (or have in development) or Spectrum and/or its Affiliates have rights to by way of the GSK Agreements as of the Closing Date.

(b)

Spectrum and its Affiliates do not own or control (including by joint ownership) any Intellectual Property related to a Product or Drug Substance, or the manufacture, use or testing thereof that is not being sold, assigned, conveyed, transferred and delivered to Par pursuant to this Agreement.  Schedule 1.34 sets forth a true and complete list and/or description of the Product Intellectual Property as of the Closing Date.

(c)

Spectrum and its Affiliates do not own or control (including by joint ownership) any Registration Files or other Books and Records related to a Product or Drug Substance, or the manufacture, use or testing thereof that is not being sold, assigned, conveyed, transferred and delivered to Par pursuant to this Agreement.  Schedule 1.35 sets forth a true and complete list and/or description of all Product Regulatory Files owned or controlled by Spectrum as of the Closing Date.

(d)

Other than the GSK Supply Agreement to which Spectrum was a third party beneficiary prior to the Closing Date, Spectrum and/or its Affiliates are not party to any agreement with a third party relating to a Product or Drug Substance, or the manufacture, use or testing thereof or any of the Purchased Assets, that is not being sold, assigned, conveyed, transferred and delivered to Par pursuant to this Agreement.  Other than the GSK Supply Agreement to which Spectrum was a third party beneficiary prior to the Closing Date, Schedule 1.5 sets forth a true and complete list and/or description of all third party agreements to which Spectrum and/or any Spectrum Affiliate is a party as of the Closing Date which relates to Product or Drug Substance, or the manufacture, use or testing thereof or any of the Purchased Assets.

(e)

Spectrum and/or its Affiliates do not own or posses any drug product, drug substance or other materials or components necessary or useful for the Manufacture of the Product that is not being sold, assigned, conveyed, transferred and delivered to Par pursuant to this Agreement as the Inventory.

(f)

Spectrum and/or its Affiliates, except as to any rights Par may have in the Purchased Assets, have the sole and exclusive right, title and interest in and to all the Purchased Assets and the Purchased Assets are free and clear of all Encumbrances.

3.4.

Litigation.  There is no civil, criminal or administrative action, suit, hearing, or proceeding pending or, to the knowledge of Spectrum, threatened against Spectrum or any Spectrum Affiliate relating directly to any of the Products or the Purchased Assets or the transactions contemplated hereby.

3.5.

Compliance with Laws.  The Purchased Assets have been used in compliance, in all material respects, with Applicable Laws. Spectrum has not received any written notice from any Governmental Authority that Spectrum or its Affiliates, with respect to the any of the Products or the Purchased Assets, were or are in violation of any Applicable Laws.  Notwithstanding the foregoing, Spectrum makes no representations or warranties regarding what future actions any Governmental Authorities may take with regard to the Products or Purchased Assets or how future Applicable Laws may affect the Products or Purchased Assets.  Neither Spectrum nor any of its Affiliates have sold, offered for sale, marketed or promoted any products containing the Drug Substance.

3.6.

Regulatory and FDA Matters.

(a)

There is no action or proceeding by the FDA or any other Governmental Authority pending or, to the knowledge of Spectrum, threatened against Spectrum relating to safety or efficacy of any of the Products or the FDA’s approval of any Product Regulatory Files (as applicable), other than the ordinary prosecution of ANDA #s 077-332 and 078-294.  Spectrum has made available to Par true and accurate copies of all (i) material reports of inspection observations by Governmental Authorities relating in any respect to any and all of the Products or Product Regulatory Files that are or were in the possession of Spectrum for the three (3) years prior to the Execution Date, (ii) material establishment inspection reports by Governmental Authorities relating in any respect to the any of the Products or Product Regulatory Files for the three (3) years prior to the Closing Date provided to Spectrum, its Affiliates or their respective suppliers or otherwise in the possession of Spectrum; (iii) warning letters from the FDA or any other Governmental Authority relating in any respect to any of the Products for the three (3) years prior to the Closing Date addressed to Spectrum or provided to Spectrum by its suppliers or otherwise in the possession of Spectrum, as well as any other material documents or material correspondence received by Spectrum from the FDA or any other Governmental Authority relating to any of the Products or any Product Regulatory Files that assert or allege: (1) material lack of compliance with any Applicable Laws or regulatory requirements of the United States (including those of the FDA or any other Governmental Authority), or (2) any material events, circumstances or matters regarding the safety or efficacy of any of the Products in the United States, and (iv) the results of all internal quality audits prepared by or for Spectrum or their Affiliates or suppliers relating to any of the Products prepared at any time during the three (3) years prior to the Closing Date.

(b)

Schedule 1.33 sets forth (i) the name of each of the Products, (ii) the entity holding any Regulatory Files for any of the Product, (iii) the reference number, and (iv) the date on which the Regulatory Files has been applied for and, if applicable, granted.

3.7.

Assumed Contracts.

(a)

Each Assumed Contract is in full force and effect, and no breach or default or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by Spectrum or, to the knowledge of Spectrum, any other party or obligor with respect thereto, exists as of the date hereof which in each case would reasonably be expected to result in a material liability thereunder.

(b)

Spectrum has obtained all consent necessary (except for the Consent in the event the GSK Settlement Agreement is assigned to Par in accordance with Section 2.6), including any prior written authorizations, for Spectrum to assign the Assumed Contracts to Par, including all of Spectrum and/ Affiliates its rights, duties and obligations thereunder.

(c)

Spectrum has delivered to Par a true and complete copy of each Assumed Contract (including any and all existing amendments, modifications and the like).

3.8.

Broker’s Fees.  Spectrum has not employed any broker, finder or investment banker or incurred any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Agreement.

3.9.

Jointly Owned Assets.  None of the Purchased Assets are jointly owned by Spectrum and its Affiliates with any other Person other than Par.

3.10.

Other Claims.  Spectrum and its Affiliates have no claims or causes of action (including claims for past infringement or misappropriation of Product Intellectual Property) against any Third Party (regardless of whether or not such claims or causes of action have been asserted by Spectrum) related to the Product and the Purchased Assets and Spectrum and its Affiliates possess no rights of indemnity, warranty rights, rights of contribution, rights to refund or reimbursements and other rights of recovery possessed (regardless of whether such rights are currently exercisable) related to Product and the Purchased Assets as of the Closing Date.

3.11.

No Other Representations or Warranties.  Except for the representations and warranties of Spectrum expressly set forth in this Agreement and the other Transaction Agreements, neither Spectrum nor any other Person makes any other express or implied representation or warranty on behalf of Spectrum.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PAR

Par, on behalf of itself and its Affiliates, hereby represents and warrants to Spectrum that as of the Execution Date and as of the Closing Date:

4.1.

Corporate Organization, Good Standing, Power.  Par is duly organized, validly existing and in good standing under the laws of the State of Delaware.  Par has the requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements contemplated hereby to which it is to be a party and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement by Par, the execution and delivery by Par of the other Transaction Agreements to which it is to be a party, and the consummation by Par of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Par and no other or further corporate actions or proceedings will be necessary for the execution and delivery of such agreements by Par, the performance by Par of its obligations hereunder and thereunder and the consummation by Par of the transactions contemplated hereby or thereby.  Each of the Transaction Agreements to which it is to be a party, at the time such agreement is delivered by Par, will have been duly executed and delivered by Par and will constitute a legal, valid and binding obligation of Par enforceable against Par in accordance with its terms.

4.2.

Consents and Approvals; No Conflict.  No material filing with, and no material permit, authorization, consent or approval of, any Person or Government Authority is necessary for the execution, delivery and performance by Par of this Agreement or any other Transaction Agreement, and the consummation by Par of the transactions contemplated hereby and thereby, except for the transfer of the Product Regulatory Files, as provided for in the FDA Letter.  The execution and delivery of this Agreement and the other Transaction Agreements to which it is a party, and the consummation of the transactions contemplated hereby and thereby will not (i) conflict with or result in a breach of any of the provisions of the certificate or articles of incorporation or by-laws of Par, or (ii) contravene in any material respect any Applicable Law.

4.3.

Financial Capability.  Par has sufficient funds available to purchase the Purchased Assets and to perform and consummate the transactions contemplated by this Agreement or the other Transaction Agreements on the terms and subject to the conditions hereunder and thereunder as applicable.

4.4.

Broker’s Fees.  Par has not employed any broker, finder or investment banker or incurred any liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Agreement.

4.5.

No Other Representations or Warranties.  Except for the representations and warranties of Par expressly set forth in this Agreement and the other Transaction Agreements, neither Par nor any other Person makes any other express or implied representation or warranty on behalf of Par.

ARTICLE 5
 ADDITIONAL AGREEMENTS

The Parties agree that:

5.1.

Expenses.  All expenses, including the fees of any attorneys, accountants, investment bankers or others engaged by a Party, incurred in connection with this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby shall be paid by the Party incurring such expenses, whether or not the transactions contemplated by this Agreement and the other Transaction Agreements are consummated.

5.2.

Additional Agreements of Spectrum.  Subject to the terms and conditions herein provided, Spectrum agrees (i) to do, or cause to be done, all things necessary or proper to consummate the transactions contemplated by this Agreement and the other Transaction Agreements and to cooperate with Par in connection with the foregoing, (ii) to obtain all necessary consents and approvals (or effective waiver thereof) from other parties to material agreements, contracts, instruments and other contracts to consummate the transactions contemplated by this Agreement and the other Transaction Agreements (except for the Consent in the event the GSK Settlement Agreement is assigned to Par in accordance with Section 2.6), (iii) to defend all lawsuits or other legal proceedings challenging this Agreement or the other Transaction Agreements or the consummation of the transactions contemplated hereby or thereby, (iv) to effect all necessary registrations and filings and submissions of information required or requested by Governmental Authorities with respect to the transactions contemplated by this Agreement or the other Transaction Agreements, and (v) to take such actions and further assurances reasonably required for Par to vest more fully in possession of the Purchased Assets, or Spectrum to retain the Excluded Liabilities, respectively, including but not limited to the assignment or reassignment, or granting of rights, in relation to assets contemplated by this Agreement to transferred to Par and inadvertently transferred retained by Spectrum, as the case may be.  To the extent that Spectrum becomes aware of any Product Intellectual Property or Product Regulatory Files not listed in a schedule to this Agreement, Spectrum shall promptly notify Par of such and promptly deliver same to Par and such Product Intellectual Property and Product Registration Files shall be deemed to have listed on their corresponding schedules to this Agreement and otherwise included in this Agreement as of the Execution Date.  Spectrum and its Affiliates hereby assigns all rights and interests in any such Product Registration Files and/or Product Intellectual Property that Spectrum becomes aware of after the Execution Date.  If it is impossible for Spectrum and its Affiliates to assign such Product Intellectual Property or Product Registration Files to Par, Spectrum hereby grants to Par a perpetual fully paid-up license under such Product Intellectual Property and/or Product Registration Files for all purposes in connection with the Purchased Assets.

5.3.

Additional Agreements of Par.  Subject to the terms and conditions herein provided, Par agrees as applicable to it (i) to do, or cause to be done, all things necessary or proper to consummate the transactions contemplated by this Agreement and the other Transaction Agreements and to cooperate with Spectrum in connection with the foregoing, (ii) to defend all lawsuits or other legal proceedings challenging this Agreement or the other Transaction Agreements or the consummation of the transactions contemplated hereby or thereby, (iii) to effect all necessary registrations and filings and submissions of information required or requested by Governmental Authorities with respect to the transactions contemplated by this Agreement or the other Transaction Agreements, and (iv) to take such actions and further assurances reasonably required for Par to assume the Assumed Liabilities, respectively, including reassigning any Assumed Liabilities inadvertently retained by Spectrum, as the case may be.

5.4.

Access to Information.  From and after the Closing Date, each Party agrees to cooperate with and to grant to each other Party and their respective officers, employees, attorneys, accountants, representatives and agents, during normal business hours, reasonable access to the other Party’s material information and records relating to the Product and the Product Regulatory Files (including any information underlying the Product Regulatory Files or data cross-referenced with any pre-clinical, clinical or chemistry, manufacturing and control information or data with regard to the Product or the Drug Substance contained in any other related Regulatory Files or other regulatory filings or applications of Spectrum or its Affiliates filed with and/or approved by the FDA) in their possession after the Closing Date for the purposes of (i) any financial reporting or Tax matters (including without limitation any financial and Tax audits, Tax contests, Tax examination, preparation for any Tax returns or preparation of financial records); (ii) defending against any claims or litigation involving the Product, other than in the case of litigation between Parties or (iii) any investigation or inquiry being conducted by any federal, state, local or foreign Governmental Authority involving the Product.  Each Party shall ensure that its access to and requests for records and documents pursuant to this Section 5.4 are conducted so as not to interfere with the normal and ordinary operation of the other Parties’ businesses.  If any Party shall desire to dispose of any of such information and records prior to the expiration of a six (6) year period following the Closing Date, such disposing Party shall, prior to such disposition, give the other Parties a reasonable opportunity, at such Parties’ expense, to segregate and remove such information and records as such Parties may elect; provided, however, Spectrum shall retain such information and records to comply with its obligations under this Agreement and the other Transaction Agreements.

5.5.

From and after the Closing Date, except as required by Applicable Law, Par shall be responsible for all contacts with the FDA and other Governmental Authorities with respect to the Purchased Assets.

5.6.

Par shall maintain product liability insurance coverage for a period of three (3) years after the Closing Date and Par shall provide to Spectrum, upon Spectrum’s written request, a certificate evidencing such coverage and naming Spectrum as an additional insured.  The insurance policy will be an annual policy with aggregate limits each year and the insurance carrier shall be “A” rated.

5.7.

Par shall comply with the terms and conditions of the GSK Settlement Agreement.

ARTICLE 6
INDEMNIFICATION

6.1.

Indemnification.

(a)

Subject to the provisions of this Article 6, Spectrum shall indemnify, defend and hold harmless Par and its officers, directors and employees, from any Losses, incurred by such persons arising from or attributable to:

(i)

the breach of any representation or warranty made by Spectrum in this Agreement;

(ii)

any failure of Spectrum to duly perform or observe any covenant or agreement to be performed or observed by Spectrum pursuant to this Agreement;

(iii)

the Products or Purchased Assets prior to the Closing Date, except to the extent the Losses are due to the negligence or willful misconduct by Par and/or its officers, directors and employees; or

(iv)

the Excluded Liabilities.

Notwithstanding the foregoing, Spectrum shall not indemnify Par and its officers, directors and employees from any Losses incurred by such persons due to any actions Governmental Authorities may take after the Closing Date with regard to the GSK Agreements failing to comply with Applicable Laws.

(b)

Subject to the provisions of this Article 6, Par shall indemnify, defend and hold harmless Spectrum and its respective officers, directors and employees, from any Losses incurred by such persons arising from or attributable to:

(i)

the breach of any representation or warranty made by Par in this Agreement;

(ii)

the Products or Purchased Assets on and after the Closing Date;

(iii)

any failure of Par duly to perform or observe any covenant or agreement to be performed or observed by Par pursuant to this Agreement;

(iv)

the Assumed Liabilities;

(v)

any breach by Par of the terms of the GSK Settlement Agreement; or

(vi)

any breach by Par of the terms of the GSK Supply and Distribution Agreement.

6.2.

Procedures.

(a)

Promptly after the receipt by any Person entitled to indemnity hereunder of notice or otherwise becoming aware of any third-party claim reasonably expected to be formally made against a Party or the commencement of any third-party action or proceeding, in each case which may give rise to indemnification hereunder, such Person (the “Aggrieved Party”) shall, if an indemnity claim with respect thereto is to be made against any Party obligated to provide indemnification pursuant to this Article 6 (the “Indemnifying Party”), give such Indemnifying Party written notice of such claim or the commencement of such action or proceeding any of the foregoing, a “Claim”; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.  The Indemnifying Party may elect to assume the defense of any such Claim, or any litigation resulting from such Claim.  Upon such assumption, the Aggrieved Party shall cooperate fully with the Indemnifying Party in the conduct of such defense.  This duty on Part of the Aggrieved Party to cooperate in such defense shall include, but not be limited to, (i) providing assistance in compiling and verifying responses to discovery requests, (ii) providing reasonable access to its employees for purposes of consulting, performing laboratory testing, providing deposition and trial testimony and expert opinions and (iii) making available to the Indemnifying Party all books and records as may have relevance to the defense.  The Aggrieved Party may participate, at its expense (not subject to indemnification hereunder), in the defense of such Claim; provided that the Indemnifying Party shall direct and control the defense of such Claim.  The Indemnifying Party shall not, in the defense of such Claim, consent to entry of any judgment, except with the written consent of the Aggrieved Party, or enter into any settlement, except with the written consent of the Aggrieved Party which, in either case, may not be unreasonably withheld.  In addition, all awards and costs payable by a third party to the Aggrieved Party or the Indemnifying Party shall belong to the Indemnifying Party.  The Aggrieved Party shall not be entitled to control, and the Aggrieved Party shall be entitled to have sole control over, the defense or settlement of any claim to the extent that claim seeks any order, injunction or other equitable relief against the Aggrieved Party.

(b)

If the Indemnifying Party shall fail to assume the defense of a Claim, the Aggrieved Party may defend against such Claim in such reasonable manner as it may deem appropriate and the Aggrieved Party may settle such Claim (but only with the consent of the Indemnifying Party, which consent shall not be unreasonably withheld) on such terms as it may deem appropriate, and the Indemnifying Party shall promptly reimburse the Aggrieved Party for the amount of any indemnifiable Losses incurred by the Aggrieved Party in connection with the defense against or settlement of such Claim as well as for the reasonable attorneys fees and costs incurred by the Aggrieved Party in defense of such Claim.

6.3.

Losses.  The amount of any Loss for which indemnification is provided under Sections 6.1 shall be net of (i) any amounts recovered by the Aggrieved Party or any of its Affiliates pursuant to any indemnification by or indemnification agreement with any third party, (ii) any insurance proceeds or other cash receipts or sources of reimbursement received as an offset against such Loss, and (iii) any tax benefit to the extent such benefit was actually taken.  Parties shall take and shall cause their Affiliates to take all reasonable steps to mitigate any Losses upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy a breach that gives rise to the Loss.  If the amount to be netted hereunder from any payment required under Section 6.1 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Aggrieved Party pursuant to this Article 6, the Aggrieved Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article 6 had such determination been made at the time of such payment.

6.4.

Except with regard to each Party’s obligation of indemnification of the other Party as expressed in this Section 6, neither Party shall be liable for any consequential, special or punitive damages arising under or as a result of this Agreement, including, but not limited to the loss of prospective profits.

ARTICLE 7
CONFIDENTIALITY AND PUBLIC DISCLOSURE

7.1.

Neither Party shall disclose to any third party (other than an Affiliate company) any Confidential Information received by it hereunder or in connection with the Original Agreement or use any such Confidential Information for its own benefit or that of any third party without the written consent of the Party that disclosed such Confidential Information.  Each Party agrees to protect Confidential Information received from the other Party at least as well as it would its own proprietary and confidential information.

7.2.

Each Party shall bind all persons having access through it to any Confidential Information to take no steps inconsistent with or preventing such Party from carrying out the terms of this Agreement.  Each Party hereby represents to the other that the receiving Party will be responsible for the acts of any director, officer, employee and/or agent receiving the Confidential Information.

7.3.

Each Party, at the request of the other, shall return or destroy all Confidential Information disclosed to it hereunder, in whatever form contained, including any listing which identifies the documents which were provided, except that one copy of the Confidential Information may be retained at the office of each Party’s counsel, to maintain a record of the same.

7.4.

Notwithstanding anything to the contrary in this Agreement, the Parties understand and agree that either Party, as the Receiving Party of Confidential Information from the Disclosing Party, may, if so required, disclose some or all of the information included in this Agreement or other Confidential Information of the other Party (i) in order to comply with its obligations under law, (ii) to respond to an inquiry of a Governmental Authority, or (iii) in a judicial, administrative or arbitration proceeding.  In any such event the Receiving Party making such disclosure shall (A) provide the Disclosing Party with as much advance notice as reasonably practicable of the required disclosure, (B) cooperate with the Disclosing Party in any attempt to prevent or limit the disclosure, and (C) reasonably limit any disclosure to the specific purpose at issue.  Additionally, each Party shall be free to make comments consistent with any press release issued in conformance with Section 8.1 below.

ARTICLE 8
GENERAL PROVISIONS

8.1.

Public Statements.  Except as agreed to by the Parties, neither Party shall make any publicity releases, interviews or other dissemination of information concerning this Agreement or its terms, or the transactions contemplated hereby, to communication media, financial analysts or others without the prior written approval of the other Party, which approval shall not be unreasonably withheld, delayed or conditioned. The Parties shall mutually agree (such agreement not unreasonably withheld, delayed or conditioned) on the wording of each of their respective press releases announcing the execution of this Agreement.  The Parties shall have the right to issue a press release pursuant, and to make public comments consistent with, any press release that was previously issued pursuant to the terms of this Section 8.1.  Notwithstanding the foregoing, the Parties understand and agree that either Party, may, if so required, disclose some or all of the information included in this Agreement (i) in order to comply with its obligations under the law, including the United States Securities Act of 1933, the United States Securities Exchange Act of 1934 (“SEC”), or (ii) the listing standards or agreements of any national or international securities exchange. In any such event the Party making such disclosure shall provide the other Party with a copy of the required disclosure prior to dissemination.

8.2.

Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by reputable overnight courier or certified mail (return receipt requested) or sent by fax (confirmed thereafter by such certified mail), to Parties at the following addresses or at such other addresses as shall be specified by Parties by like notice:

(a)

if to Spectrum:

Spectrum Pharmaceuticals, Inc.

Attn: General Counsel

157 Technology Drive

Irvine, CA 92618

Fax: (949) 788-6706

(b)

if to Par:

Par Pharmaceutical, Inc.

Attention: General Counsel

300 Tice Boulevard

Woodcliff Lake, NJ  07677

Fax: (201) 802-4600

Notice so given shall (i) in the case of notice so given by personal delivery, be deemed to be given and received on the date of such personal delivery, (ii) in the case of notice so given by certified mail, be deemed to be given and received on the third (3rd) calendar day after mailing, (iii) in the case of notice so given by a reputable overnight courier, be deemed to be given and received on the next Business Day after delivery to such courier and (iv) in the case of notice so given by fax, be deemed to be given and received on the date of actual transmission.

8.3.

Amendment.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of Parties hereto.

8.4.

Waiver.  Any term, provision or condition of this Agreement may only be waived if in writing (or the time for performance of any of the obligations or other acts of Parties hereto may be extended) by Party that is entitled to the benefits thereof.

8.5.

Parties in Interest.  No Party may delegate its duties under this Agreement without the consent of the other Parties hereto.  No Party may assign its rights under this Agreement without the consent of the other Parties hereto, other than in connection with a merger, consolidation, or sale of all or substantially all of its assets.  This Agreement shall not run to the benefit of or be enforceable by any Person other than a Party to this Agreement and, subject to this Section 8.5, its successors and permitted assigns.

8.6.

Entire Agreement.  This Agreement (including the documents and instruments referred to herein) and the other Transaction Agreement, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among Parties, or any of them, with respect to the subject matter hereof.

8.7.

Governing Law; Jurisdiction.  This Agreement (including the documents and instruments referred to herein) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of New York, without regard to the conflicts of law provisions thereof with the exception of Sections 5-1401 and 5-1402 of the New York General Obligations Law.  Parties agree that the U.S. District Court for the Southern District of New York shall have exclusive jurisdiction over any dispute or controversy arising out of or relating to this Agreement and any judgment, determination, arbitration award, finding or conclusion reached or rendered in any other jurisdiction shall be null and void between Parties.  Each of Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement, the transactions contemplated hereby or the actions of Parties in the negotiation, administration, performance and enforcement hereof.

8.8.

Counterparts.  This Agreement may be executed in one or more counterparts, including by transmission of facsimile or PDF copies of signature pages, each of which shall for all purposes are deemed to be an original and all of which shall constitute on instrument.

8.9.

Third Party Beneficiaries.  No term or provision of this Agreement is intended to be, or shall be, for the benefit of any Person not a party hereto, and no such other Person shall have any right or cause of action hereunder.

8.10.

Validity.  If any provisions of this Agreement shall be held to be illegal, invalid or unenforceable under any Applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement.  Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of Parties shall be construed and enforced accordingly.

8.11.

Interpretation and Construction.  Unless the context of this Agreement otherwise requires, (i) the terms “include,” “includes,” or “including” shall be deemed to be followed by the words “without limitation” unless otherwise indicated; (ii) words using the singular or plural number also include the other; (ii) the terms “hereof,” “herein,” “hereby,” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section” and “Exhibit” refer to the specified Article, Section and Exhibit of this Agreement, and (v) words of any gender include each other gender .  Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days.  The headings and paragraph captions in this Agreement are for reference and convenience purposes only and shall not affect the meaning or interpretation of this Agreement.  This Agreement shall not be interpreted or constructed in favor of or against either Party because of its effort in preparing it.

[Signature Page Follows]

EXECUTION COPY

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound, have caused this Asset Purchase Agreement to be executed as of the date first written above.

SPECTRUM PHARMACEUTICALS, INC.

By: /s/ Rajesh C. Shrotriya, M.D.
Name: Rajesh C. Shrotriya, M.D.
Title: Chief Executive Officer and President

PAR PHARMACEUTICAL, INC.

By: /s/ Gerard Martino
Name: Gerard Martino
Title: Chief Operating Officer